n e w s r e l e a s e
Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Alex Kepnes
Humana Corporate Communications
(502) 580-2990
e-mail: Akepnes@humana.com
Humana Reports Second Quarter 2019 Financial Results;
Raises Full Year 2019 EPS Guidance

•	2Q19 earnings per diluted common share (EPS) of $6.94 on a GAAP basis, $6.05 on an Adjusted basis

•	2019 EPS guidance raised to approximately $17.97 on a GAAP basis, approximately $17.60 on an Adjusted basis, representing 21 percent growth in 2019

•	Retail segment results continue to exceed management expectations driven by favorable utilization and higher revenue; Healthcare Services segment is also outperforming expectations

•
Increased expected full-year individual Medicare Advantage membership growth to a range of 480,000 to 500,000 members from the previous range of 415,000 to 440,000 members, representing approximately 16 percent growth in 2019

•	Intends to initiate $1.00 billion accelerated share repurchase program after the market close

LOUISVILLE, KY (July 31, 2019) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended June 30, 2019 (2Q19) versus the quarter ended June 30, 2018 (2Q18) and for the six months ended June 30, 2019 (YTD 2019) versus the six months ended June 30, 2018 (YTD 2018) as follows:

Consolidated pretax income In millions	2Q19 (a)	2Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
Generally Accepted Accounting Principles (GAAP)	$1,229	$19	$1,975	$726
Amortization associated with identifiable intangibles	18	21	36	51
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	(174)	—	(135)	—
Loss on sale of KMG America Corporation (KMG), a wholly-owned subsidiary	—	790	—	790
Segment earnings associated with the Individual Commercial segment	—	(18)	—	(71)
Adjusted (non-GAAP)	$1,073	$812	$1,876	$1,496

Diluted earnings per common share (EPS)	2Q19 (a)	2Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
GAAP	$6.94	$1.39	$11.10	$4.93
Amortization associated with identifiable intangibles	0.10	0.12	0.20	0.28
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	(0.99)	—	(0.77)	—
Loss on sale of KMG, a wholly-owned subsidiary	—	2.59	—	2.59
Segment earnings associated with the Individual Commercial segment	—	(0.10)	—	(0.39)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017 (Tax Reform Law)	—	(0.04)	—	(0.09)
Adjusted (non-GAAP)	$6.05	$3.96	$10.53	$7.32
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

"We are pleased to deliver strong results in a year Humana is experiencing the highest individual Medicare Advantage membership growth we have seen in the last decade, which is reflective of our operating discipline and execution, investments in our integrated care delivery strategy, and our relentless focus on creating a simple and personalized healthcare experience for our members,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Today, we are raising our full year 2019 individual MA membership growth guidance to a range of 480,000 to 500,000 members, representing approximately 16 percent growth in 2019. As the number of seniors choosing Medicare Advantage plans continues to rise, we will continue to work collaboratively with partners across the industry to advance a consumer-centric system that focuses on improving both health outcomes and the affordability of care.”
Summary of 2Q19 Results
The 2Q19 and YTD 2019 consolidated GAAP and Adjusted pretax results and EPS reflect the continued execution of the company's strategy with the strong performance of its Medicare Advantage business and Healthcare Services segment. Both the quarter and the year-to-date (YTD) comparisons were further impacted by previously implemented productivity initiatives which have led to significant operating cost efficiencies in each of the company's segments. These year-over-year favorable impacts were partially offset by the lower Group and Specialty segment earnings.
Additionally, GAAP pretax and EPS year-over-year comparisons for both the quarter and YTD were impacted by the loss recognized on the sale of KMG, a wholly-owned subsidiary, in 2Q18.
The year-over-year changes in GAAP and Adjusted EPS for 2Q19 and YTD 2019 were further positively impacted by the suspension of the health insurance industry fee (HIF) in 2019, as well as a lower numbers of shares used to compute EPS, primarily reflective of share repurchases.
Please refer to the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year results. In addition, below is a summary of key consolidated and segment statistics comparing 2Q19 to 2Q18 and YTD 2019 to YTD 2018.

Humana Inc. Summary of Quarterly and YTD Results (dollars in millions, except per share amounts)	2Q19 (a)	2Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
Consolidated results:
Revenues - GAAP	$16,245	$14,259	$32,352	$28,538
Revenues - Adjusted	$16,245	$14,249	$32,352	$28,533
Pretax income - GAAP	$1,229	$19	$1,975	$726
Pretax income - Adjusted	$1,073	$812	$1,876	$1,496
EPS - GAAP	$6.94	$1.39	$11.10	$4.93
EPS - Adjusted	$6.05	$3.96	$10.53	$7.32
Benefits expense ratio - GAAP	84.4%	84.1%	85.3%	84.3%
Benefits expense ratio - Adjusted	84.4%	84.3%	85.3%	84.6%
Operating cost ratio - GAAP	10.6%	12.5%	10.5%	12.4%
Operating cash flows - GAAP	$1,434	($125)	$2,330	$3,561
Operating cash flows - Adjusted	$1,434	($99)	$2,330	$252
Parent company cash and short term investments	$1,871	$1,816
Debt-to-total capitalization	32.5%	33.6%
Retail segment results:
Revenues - GAAP	$14,158	$12,039	$28,171	$24,146
Benefits expense ratio - GAAP	85.2%	85.5%	86.7%	86.5%
Operating cost ratio - GAAP	8.5%	10.1%	8.4%	10.1%
Segment earnings - GAAP	$856	$493	$1,321	$760
Segment earnings - Adjusted	$860	$498	$1,329	$771
Group and Specialty segment results:
Revenues - GAAP	$1,874	$1,906	$3,761	$3,876
Benefits expense ratio - GAAP	86.3%	80.4%	81.3%	76.7%
Operating cost ratio - GAAP	21.7%	23.5%	21.8%	23.6%
Segment earnings - GAAP	$5	$80	$170	$291
Segment earnings - Adjusted	$6	$82	$172	$294
Healthcare Services segment results:
Revenues - GAAP	$6,387	$5,991	$12,485	$11,654
Operating cost ratio - GAAP	96.1%	96.2%	96.3%	96.2%
Segment earnings - GAAP	$224	$206	$399	$379
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$294	$242	$532	$464

2019 Earnings Guidance
Humana today raised its GAAP and Adjusted EPS guidance for the year ended December 31, 2019 (FY19). The company now expects FY19 GAAP EPS guidance to be in a range of approximately $17.97, while Adjusted EPS is expected to be approximately $17.60. Additional FY19 guidance points are included in the table beginning on page 20 of this earnings release.
A reconciliation of GAAP to Adjusted EPS for the company’s FY19 projections as well as comparable numbers for the year ended December 31, 2018 (FY18) is shown below for comparison.

Diluted earnings per common share	FY19 Guidance (f)	FY18 (g)
GAAP	~$17.97	$12.16
Amortization of identifiable intangibles	0.40	0.49
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	(0.77)	0.18
Loss on sale of KMG, a wholly -owned subsidiary	—	2.41
Segment earnings associated with the Individual Commercial segment	—	(0.41)
Adjustments to provisional estimates for the income tax effects related to the Tax Reform Law	—	(0.28)
Adjusted (non-GAAP) – FY19 projected	~$17.60	$14.55
“The favorable performance that we experienced early in the year in our Retail segment has persisted through the second quarter, and we are also seeing better than expected results in our Healthcare Services segment,” said Brian A. Kane, Chief Financial Officer. “The strong 2019 financial results and membership growth have enabled us, in our Medicare Advantage bidding process, to lessen the member impact of the headwinds we face in 2020 and make additional strategic investments in the back half of 2019 to support our members' health and enhance customer experience, all while increasing our full year 2019 consolidated revenue and Adjusted EPS outlook.”

Humana Consolidated Highlights
Consolidated revenues

Consolidated revenues (in millions)	2Q19 (a)	2Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
GAAP	$16,245	$14,259	$32,352	$28,538
Revenues associated with the Individual Commercial segment	—	(10)	—	(5)
Adjusted (non-GAAP)	$16,245	$14,249	$32,352	$28,533
GAAP consolidated revenues for 2Q19 were $16.25 billion, an increase of $1.99 billion, or 14 percent, from $14.26 billion in 2Q18. Total premiums and services revenues of $16.13 billion in 2Q19 increased $2.04 billion, or 14 percent, from $14.10 billion in 2Q18. The favorable year-over-year comparisons were primarily driven by higher premium revenues from the company’s Medicare Advantage business resulting from membership growth and higher per member premiums. These increases were partially offset by the impact of declining stand-alone PDP membership year-over-year, as well as lower Group and Specialty segment revenues as further discussed below.
GAAP consolidated revenues for YTD 2019 increased $3.81 billion, or 13 percent, to $32.35 billion from $28.54 billion in YTD 2018. Total premiums and services revenues also increased to $32.14 billion, increasing $3.90 billion, or 14 percent, from $28.23 billion in the prior-year period. The YTD 2019 increases were primarily driven by the same factors impacting the quarterly GAAP comparison.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	2Q19 (a)	2Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
GAAP	84.4%	84.1%	85.3%	84.3%
Benefit ratio impact associated with the Individual Commercial segment	—	0.2%	—%	0.3%
Adjusted (non-GAAP)	84.4%	84.3%	85.3%	84.6%
The 2Q19 GAAP consolidated benefit ratio of 84.4 percent increased 30 basis points from the 2Q18 GAAP consolidated benefit ratio of 84.1 percent. The year-over-year comparison of the ratio was unfavorably impacted by the following factors:

•	the suspension of the HIF in 2019 which was contemplated in the pricing and benefit design of the company's products,

•	lower favorable prior period medical claims reserve development (Prior Period Development), including the impact of the exit of the Individual Commercial business, and

•	an increase in the Group and Specialty benefit ratio year over year as discussed in the segment highlights that follow.
These increases were partially offset by the following items:

•	engaging the company's Medicare Advantage members in clinical programs, as well as ensuring they are appropriately documented under the CMS risk-adjustment model; and

•	lower than expected medical costs as compared to the assumptions used in the pricing of the company's individual Medicare Advantage business for 2019.
The GAAP consolidated benefit ratio for YTD 2019 of 85.3 percent increased 100 basis points from the YTD 2018 GAAP consolidated benefit ratio of 84.3 percent. The year-over-year increase was unfavorably impacted by the same factors affecting the quarterly GAAP comparison.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	Second Quarter
	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in 2Q19	$—	$8	$8
Prior Period Development from prior years recognized in 2Q18	$11	$60	$71
	Year to Date
Prior Period Development from prior years recognized in YTD 2019	$—	$275	$275
Prior Period Development from prior years recognized in YTD 2018	$55	$283	$338
Favorable Prior Period Development decreased the GAAP consolidated benefit ratio by 10 basis points in 2Q19 and by 50 basis points in 2Q18. Favorable Prior Period Development lowered the YTD 2019 consolidated benefit ratio by 90 basis points and decreased the YTD 2018 consolidated benefit ratio by 120 basis points.
Consolidated operating expenses
The 2Q19 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 10.6 percent decreased 190 basis points from the 2Q18 ratio of 12.5 percent. The decline was primarily related to the following factors:

•	the suspension of the HIF for 2019, which increased the company's 2Q18 GAAP operating cost ratio by approximately 180 basis points in 2Q18; and

•	significant operating cost efficiencies in 2019 driven by previously implemented productivity initiatives.
These improvements were partially offset by the following items in 2Q19:

•	strategic investments in the company's integrated care delivery model; and

•
the impact of higher compensation expense accruals for the annual incentive program (AIP) offered to employees across all levels of the company. The higher accruals resulted from the continued strong performance of the company, including improved customer satisfaction as measured by its net promoter score, along with higher than anticipated individual Medicare Advantage membership and Adjusted EPS growth.

The 190 basis point decrease of the YTD 2019 GAAP consolidated operating cost ratio of 10.5 percent from 12.4 percent in YTD 2018 was also primarily impacted by the same factors influencing the second quarter GAAP comparison. The non-deductible HIF increased the YTD 2018 consolidated GAAP operating cost ratio by approximately 180 basis points.

Balance sheet

•
At June 30, 2019, the company had cash, cash equivalents, and investment securities of $15.18 billion, up $1.01 billion, or 7 percent, from $14.18 billion at March 31, 2019, primarily reflecting the timing of Medicare risk adjustment premium revenue collections. Additional changes are outlined in the company’s consolidated statement of cash flows on pages S-6 and S-7 of the statistical supplement included in this release.

•
At June 30, 2019, cash and short-term investments held at the parent company of $1.87 billion increased $1.15 billion, or 160 percent, from $721 million at March 31, 2019 primarily resulting from dividends received from subsidiaries in 2Q19 along with non-regulated subsidiary earnings and other working capital changes. These increases were partially offset by the net repayment of commercial paper borrowings, capital expenditures, cash dividends to shareholders, and capital contributions to regulated subsidiaries.

•
Days in claims payable (DCP) of 39.9 days at June 30, 2019, remained largely unchanged from 40.2 days at March 31, 2019 and 40.1 days at June  30, 2018. Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included in this release.

•
Debt-to-total capitalization at June 30, 2019 was 32.5 percent, down 350 basis points from 36.0 percent at March 31, 2019, primarily resulting from the net impact of the quarter's earnings and the net repayment of commercial paper. The company’s long-term target debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, acquisitions, and debt issuance.

Operating cash flows

Net cash from operating activities (in millions) Provided by (used in)	2Q19	2Q18	YTD 2019	YTD 2018
GAAP	$1,434	($125)	$2,330	$3,561
Timing of premium payment from CMS (h)	—	26	—	(3,309)
Adjusted (non-GAAP)	$1,434	($99)	$2,330	$252

•
GAAP cash flows provided by operations of $1.43 billion in 2Q19 favorably compared to cash flows used in operations of $125 million in 2Q18. The year-over-year comparison of GAAP cash flows was favorably impacted by the following factors:

◦	the timing of the mid-year Medicare risk adjustment premium revenue collections which were received during 2Q19 versus the third quarter of 2018,

◦	higher earnings in 2Q19 as compared to 2Q18,

◦
the impact of approximately $230 million related to reinsuring certain workplace voluntary benefits (WVB) and financial protections products (FPP) to a third party in connection with the divestiture of KMG in 2Q18, and

◦	the timing of other working capital changes.
The year-over-year quarterly comparison of operating cash flows was not significantly impacted by the timing of the monthly premium payment from CMS. The 2Q18 cash flows used in operations did include the early receipt in June 2018 of the July 2018 premium payment from CMS of $3.31 billion; however, this early receipt was more than offset by the early receipt of the April 2018 premium payment of $3.34 billion in the first quarter of 2018.

•
For YTD 2019, GAAP cash flows provided by operations totaled $2.33 billion versus $3.56 billion of GAAP cash flows provided by operations during YTD 2018, a decrease of $1.23 billion year over year. The year-over-year comparison was impacted by the same factors affecting the GAAP second quarter comparison; however, the YTD comparison was more significantly impacted by the timing of Medicare premium payments from CMS, as noted in the table above.

Share repurchases

•
During November 2018, the company entered into an agreement with a third party financial institution to effectuate a $750 million accelerated share repurchase (ASR) program under its previous share repurchase authorization. Under the terms of the program, which was completed in the first quarter of 2019, the company repurchased a total of approximately 2,541,100 of its outstanding shares at an average price of $295.15.

The company did not complete any open-market share repurchase transactions during 2Q19.

•
In July 2019, Humana's Board of Directors approved a new $3.00 billion share repurchase authorization with an expiration date of June 30, 2022, replacing its previous $3.00 billion share repurchase authorization (of which approximately $1.03 billion remained unused).

•
On July 31, 2019, the company announced it intends to enter into an agreement with a third party financial institution to effect a $1.00 billion ASR program after the market close. The company will repurchase the shares through the program as part of the $3.00 billion authorized in July 2019. The actual number of shares repurchased under the agreement will be determined based on a volume-weighted average price of the company's common stock during the purchase period.

Cash dividends

•
The company paid cash dividends to its stockholders of $74 million in 2Q19 versus $69 million in 2Q18. Cash dividends of $142 million were paid to the company’s stockholders during YTD 2019 compared to $126 million in YTD 2018. The increases primarily reflect an increase in the per share dividend amount to $0.55 for 2019 from $0.50 per share for 2018, as previously disclosed.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.
Retail segment revenues:

•
The 2Q19 revenues for the Retail segment were $14.16 billion, an increase of $2.12 billion, or 18 percent, from $12.04 billion in 2Q18 primarily reflecting individual and group Medicare Advantage membership growth and higher per member premiums, as well as increased state-based contracts membership. These favorable items were partially offset by the decline in membership in the company's stand-alone PDP offerings. The year-over-year membership changes are further discussed below.

•
The YTD 2019 revenues for the Retail segment were $28.17 billion, up $4.03 billion, or 17 percent, from $24.15 billion in YTD 2018, primarily reflecting the same factors impacting the year-over-year second quarter comparison.

Retail segment enrollment:

•
Individual Medicare Advantage membership was 3,484,500 as of June 30, 2019, a net increase of 457,300 or 15 percent, from 3,027,200 as of June 30, 2018, and up 420,500, or 14 percent, from 3,064,000 as of December 31, 2018. These increases were primarily due to membership additions associated with the most recent AEP and OEP for Medicare beneficiaries. The OEP sales period, which ran from January 1 to March 31, added approximately 43,700 members.

The individual Medicare Advantage membership growth as of June 30, 2019 includes the addition of approximately 46,000 Dual Eligible Special Need Plan (D-SNP) members since December 31, 2018 compared to growth of only 4,000 members from December 31, 2017 to June 30, 2018.

•
Group Medicare Advantage membership was 519,100 as of June 30, 2019, a net increase of 26,000, or 5 percent, from 493,100 at June 30, 2018, and up 21,300, or 4 percent, from 497,800 as of December 31, 2018. The increases primarily resulted from net membership additions associated with the most recent AEP for Medicare beneficiaries.

•
Membership in the company’s stand-alone PDP offerings was 4,400,500 as of June 30, 2019, a net decrease of 607,700, or 12 percent, from 5,008,200 as of June 30, 2018, and down 603,800, or 12 percent, from 5,004,300 as of December 31, 2018, reflecting net declines during the previous AEP for Medicare beneficiaries. These anticipated declines were primarily due to the competitive nature of the industry and the pricing discipline the company has employed, which has resulted in it no longer being the low cost plan in any market for 2019.

•
State-based contracts membership (including dual-eligible demonstration members) was 465,200 as of June 30, 2019, a net increase of 140,000, or 43 percent, from 325,200 at June 30, 2018, and up 124,100, or 36 percent, from 341,100 as of December 31, 2018. The increases primarily resulted from the statewide award of a comprehensive contract under the Managed Medical Assistance (MMA) program in Florida.

Retail segment benefits expense:

•	The 2Q19 benefit ratio for the Retail segment of 85.2 percent decreased 30 basis points from 85.5 percent in 2Q18. The year-over-year decrease was primarily the result of the following factors:

•	engaging the company's Medicare Advantage members in clinical programs, as well as ensuring they are appropriately documented under the CMS risk-adjustment model; and

•	lower than expected medical costs as compared to the assumptions used in the pricing of the company's individual Medicare Advantage business for 2019.
The improvement was partially offset by the following factors:

◦	the suspension of the HIF in 2019 which was contemplated in the pricing and benefit design of the company's products; and

◦	lower favorable Prior Period Development in the segment in 2Q19.
The YTD 2019 benefit ratio for the Retail segment of 86.7 percent was 20 basis points higher than the YTD 2018 ratio of 86.5 percent. The increase in the benefit ratio primarily reflected the net-negative impact of the same factors that affected the second quarter comparison described above. These increases were partially offset by higher favorable Prior Period Development and a less severe flu season in YTD 2019.

•
The Retail segment's favorable Prior Period Development, as noted in the table below, lowered the segment benefit ratio by 20 basis points in 2Q19 and by 50 basis points in 2Q18. Prior Period Development lowered the YTD 2019 ratio by 110 basis points and lowered the YTD 2018 benefit ratio by 100 basis points.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in YTD 2019	$283	$28	$311
Prior Period Development from prior years recognized in YTD 2018	$187	$60	$247
Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 8.5 percent in 2Q19 decreased 160 basis points from 10.1 percent in 2Q18. The year-over-year comparison was positively impacted by the following:

◦	the suspension of the HIF in 2019, which increased the Retail segment’s operating cost ratio by approximately 190 basis points in 2Q18; and

◦	significant operating cost efficiencies in 2019 driven by previously implemented productivity initiatives.
These improvements were partially offset by the following items:

◦	continuation of strategic investments in the company's integrated care delivery model in 2Q19; and

◦	the impact of higher compensation expense accruals in 2Q19 for the AIP as a result of the continued strong performance of the company.

◦
The Retail segment’s YTD 2019 operating cost ratio of 8.4 percent decreased 170 basis points from 10.1 percent in YTD 2018 primarily reflecting the same factors that impacted the year-over-year comparison for the second quarter. The HIF impacted the segment’s YTD 2018 operating cost ratio by approximately 190 basis points.

Retail segment results:

Retail segment earnings in millions	2Q19 (a)	2Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
GAAP	$856	$493	$1,321	$760
Amortization associated with identifiable intangibles	4	5	8	11
Adjusted (non-GAAP)	$860	$498	$1,329	$771

•
The Retail segment’s GAAP segment earnings of $856 million in 2Q19 increased $363 million, or 74 percent, from GAAP segment earnings of $493 million in 2Q18. The year-over-year favorable comparison was impacted by the segment's lower benefit and operating cost ratios in 2Q19, as well as increased premiums, primarily associated with significant growth in the company's individual Medicare Advantage membership.

•
For YTD 2019, GAAP segment earnings for the Retail segment of $1.32 billion increased $561 million, or 74 percent, from $760 million in YTD 2018. The year-over-year increase primarily reflects the lower operating cost ratio in 2Q19 along with increased premiums associated with the significant growth in individual Medicare Advantage membership. These increases were partially offset by the segment's higher benefit ratio in YTD 2019 as described above. As expected, the company's higher-than-anticipated individual Medicare Advantage membership growth during the recently completed AEP had a muted impact on the segment's earnings in YTD 2019. While new Medicare Advantage members increase revenues, on average, they have a breakeven impact on segment earnings in the first year as they were not previously engaged in clinical program or appropriately documented under the CMS risk-adjustment model, and accordingly, carry a higher benefit ratio.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:

•
The 2Q19 revenues for the Group and Specialty segment were $1.87 billion, down $32 million, or 2 percent, from $1.91 billion in 2Q18. The year-over-year decrease was primarily due to the following factors:

◦	a decline in the company's fully-insured group commercial and specialty membership,

◦	the impact of certain contractual incentives and adjustments related to the previous TRICARE contract received in 2Q18, which did not recur in 2Q19, and

◦	the reduction in year-over-year premium revenues related to the company's WVB and FPP lines of business due to the exit of these businesses in connection with Humana's divestiture of KMG during 2Q18.
These decreases were partially offset by the following factors:

◦	higher stop-loss revenues related to the company's level-funded ASO accounts resulting from membership growth in this product as more fully described below; and

◦	a lower unfavorable commercial risk adjustment (CRA) payable estimate in 2Q19 as compared to 2Q18 which resulted in higher small group fully-insured commercial revenues year-over-year.

•
The YTD 2019 revenues for the Group and Specialty segment were $3.76 billion, down $115 million, or 3 percent, from $3.88 billion in YTD 2018, primarily reflecting the same factors that impacted the year-over-year second quarter comparison.

Group and Specialty segment enrollment:

•
Group fully-insured commercial medical membership was 942,500 at June 30, 2019, a decrease of 108,400, or 10 percent, from 1,050,900 at June 30, 2018, and down 62,200, or 6 percent, from 1,004,700 at December 31, 2018. These anticipated declines primarily reflect lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products in 2019, as well as the loss of certain large group accounts due to the competitive pricing environment. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 61 percent at June 30, 2019 and at December 31, 2018 versus 62 percent at June 30, 2018.

•
Group ASO commercial medical membership was 496,000 at June 30, 2019, an increase of 37,200, or 8 percent, from 458,800 at June 30, 2018, and up 14,100, or 3 percent, from 481,900 at December 31, 2018. These increases primarily reflect more small group accounts selecting level-funded ASO products, partially offset by the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment. Small group membership comprised 37 percent of group ASO medical membership at June 30, 2019 versus 18 percent at June 30, 2018 and 26 percent at December 31, 2018.

•
Military services membership was 5,971,400 at June 30, 2019, an increase of 39,900, or 1 percent, from 5,931,500 at June 30, 2018, and up 42,800, or 1 percent, versus 5,928,600 at December 31, 2018. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract. The current contract, which covers 32 states, became effective on January 1, 2018.

•
Membership in specialty products(i) was 5,860,000 at June 30, 2019, a decrease of 367,700, or 6 percent, from 6,227,700, at June 30, 2018, and down 212,300, or 3 percent, from 6,072,300 at December 31, 2018. The decreases resulted from the previously disclosed exit of the company’s WVB and FPP lines of business in connection with the KMG divestiture, as well as the loss of some group accounts offering stand-alone dental and vision products.

Group and Specialty segment benefits expense:

•
The 2Q19 benefit ratio for the Group and Specialty segment was 86.3 percent, an increase of 590 basis points from 80.4 percent for 2Q18. The year-over-year increase in the benefit ratio is primarily due to the impact of the following factors:

◦	the impact of unfavorable Prior Period Development in 2Q19,

◦	the impact of the suspension of the HIF in 2019 which was contemplated in the pricing of the company's products, and

◦	membership mix, including the continued migration of fully-insured groups to level-funded ASO products in 2019.
The above items were partially offset by the smaller unfavorable premium adjustment in 2Q19 versus 2Q18 related to the company's CRA accrual associated with its Affordable Care Act (ACA)-compliant business as a result of the release of CMS’s final 2018 CRA data.

•
The YTD 2019 benefit ratio for the segment of 81.3 percent was 460 basis points higher than the YTD 2018 ratio of 76.7 percent. The year-to-date comparison was primarily impacted by the same factors affecting the second quarter comparison.

•
Prior Period Development for the Group and Specialty segment, as noted in the table below, increased the 2Q19 segment benefit ratio by 120 basis points but did not impact the 2Q18 ratio. Prior Period Development increased the YTD 2019 segment benefit ratio by 110 basis points while lowering the YTD 2018 ratio by 100 basis points.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Year to Date
Prior Period Development from prior years recognized in YTD 2019	($16)	($20)	($36)
Prior Period Development from prior years recognized in YTD 2018	$34	$—	$34
Group and Specialty segment operating costs:

•	The Group and Specialty segment’s operating cost ratio was 21.7 percent in 2Q19, a decrease of 180 basis points from 23.5 percent in 2Q18 primarily reflecting the following factors:

◦	suspension of the HIF in 2019, which increased the segment's 2Q18 GAAP operating cost ratio by approximately 160 basis points,

◦	significant operating cost efficiencies in 2019 driven by previously implemented productivity initiatives, and

◦	the exit of the WVB and FPP lines of business in connection with the KMG divestiture during late 2Q18, which carried a higher operating cost ratio.
These improvements were offset by the higher compensation expense accruals in 2Q19 for the AIP as a result of the continued strong performance of the company.

•
The Group and Specialty segment’s operating cost ratio of 21.8 percent for YTD 2019 was down 180 basis points compared to 23.6 percent for YTD 2018. The year-over-year decrease was primarily impacted by the same factors influencing the second quarter comparison. The non-deductible HIF impacted the segment’s YTD 2018 operating cost ratio by approximately 160 basis points.

Group and Specialty segment results:

Group and Specialty segment earnings In millions	2Q19 (a)	2Q18 (b)	YTD 2019 (c)	YTD 2018 (d)
GAAP	$5	$80	$170	$291
Amortization associated with identifiable intangibles	1	2	2	3
Adjusted (non-GAAP)	$6	$82	$172	$294

•
The Group and Specialty segment’s GAAP segment earnings of $5 million in 2Q19 compared to GAAP segment earnings of $80 million in 2Q18, a decrease of $75 million, or 94 percent. The decrease primarily reflects the same factors resulting in the segment's higher benefit ratio, along with lower military services business earnings. Earnings comparisons related to the military services business were unfavorably impacted by the receipt of certain contractual incentives and adjustments in 2Q18 related to the previous TRICARE contract which did not recur in 2Q19. These declines were partially offset by the improvement of the operating cost ratio in 2Q19 compared to 2Q18.

•
The Group and Specialty segment’s GAAP segment earnings of $170 million in YTD 2019 compared to GAAP segment earnings of $291 million in YTD 2018, a decrease of $121 million, or 42 percent. The decrease primarily reflects the same factors impacting the second quarter GAAP comparison.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company’s minority investment in Kindred at Home.
Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.
Healthcare Services segment revenues:

•
Revenues of $6.39 billion in 2Q19 for the Healthcare Services segment increased by $396 million, or 7 percent, from $5.99 billion in 2Q18. The year-over-year comparison was favorably impacted by the following:

◦strong Medicare Advantage membership growth; and

◦	higher revenues associated with the company's provider services business reflecting the previously disclosed acquisition of MCCI Holdings, LLC (MCCI) and Family Physicians Group (FPG).
These increases were partially offset by the loss of intersegment revenues associated with the decline in stand-alone PDP membership as previously discussed.

•
YTD 2019 revenues for the Healthcare Services segment were $12.49 billion, a increase of $831 million, or 7 percent, from $11.65 billion in YTD 2018 primarily reflecting the same factors affecting the year-over-year comparison for the second quarter.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 96.1 percent and 96.3 percent in 2Q19 and YTD 2019, respectively, were generally unchanged from 96.2 percent in both 2Q18 and YTD 2018.
Healthcare Services segment operating statistics:

•
Primary care providers in value-based (shared risk and path to risk) relationships of 58,500 at June 30, 2019 increased 12 percent from 52,100 at June 30, 2018, and increased 10 percent from 53,400 at December 31, 2018. The percentage of the company’s individual Medicare Advantage members in value-based relationships was 65 percent as of June 30, 2019 and at June 30, 2018, versus 67 percent as of December 31, 2018. The year-to-date decline was impacted by the strong AEP and OEP results which has resulted in a greater proportion of new individual Medicare Advantage members that are not yet assigned to a primary care provider.

•
Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program (j) was 853,600 at June 30, 2019, up 13 percent from 752,700 at June 30, 2018 and up 19 percent from 716,000 at December 31, 2018. The increases were driven by the company's improved process for identifying and enrolling members in the appropriate program at the right time, coupled with growth in Special Needs Plans (SNP) membership and the insourcing of certain SNP membership to Humana At Home's care management program.

•
Pharmacy script volume on an adjusted 30-day equivalent basis of 113 million for 2Q19 increased 3 percent compared to 110 million for 2Q18. Pharmacy script volume of 223 million for YTD 2019 increased 2 percent compared to 218 million for YTD 2018. These increases primarily were driven by higher individual Medicare Advantage membership, partially offset by the decline in stand-alone PDP membership.

Healthcare Services segment results:

Healthcare Services segment results (in millions)	2Q19	2Q18	YTD 2019	YTD 2018
GAAP segment earnings	$224	$206	$399	$379
Depreciation and amortization expense	45	36	87	85
Interest and taxes	25	—	46	—
Adjusted EBITDA	$294	$242	$532	$464

•
The Healthcare Services segment’s 2Q19 GAAP segment earnings increased $18 million, or 9 percent, to $224 million compared to GAAP segment earnings of $206 million in 2Q18. The increase primarily resulted from the following factors:

◦the impact of Kindred at Home operations,
◦higher earnings from the company's pharmacy operations, and
◦the improvement in core operating results from the provider services business year over year.
These factors were partially offset by additional investments in clinical assets associated with the company's provider services business.
Adjusted EBITDA in 2Q19 for the Healthcare Services segment of $294 million was up $52 million, or 21 percent, compared to Adjusted EBITDA of $242 million in 2Q18. The increase in 2Q19 Adjusted EBITDA from 2Q18 Adjusted EBITDA relates to the same factors impacting the second quarter GAAP segment results comparison while excluding the factors detailed in the table above.

•
The Healthcare Services segment’s GAAP segment earnings in YTD 2019 increased $20 million, or 5 percent, to $399 million compared to GAAP segment earnings of $379 million in YTD 2018 reflecting the same factors impacting the second quarter GAAP comparison.

Adjusted EBITDA for YTD 2019 of $532 million increased $68 million, or 15 percent, versus the YTD 2018 Adjusted EBITDA for the Healthcare Services segment of $464 million. The favorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors that impacted the quarterly Adjusted EBITDA comparison.
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 2Q19 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 2Q19 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 2:00 p.m. Eastern time on July 31, 2019 until 11:00 p.m. Eastern time on September 25, 2019 and can be accessed by dialing 855-859-2056 and providing the conference ID #6673878.
Footnotes
(a) 2Q19 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $18 million pretax income, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $174 million, or $0.99 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

(b) 2Q18 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $21 million pretax, or $0.12 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Segment earnings of $18 million, or $0.10 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, and consolidated benefit ratio.

•
Loss of approximately $790 million pretax, or $2.59 per diluted common share, associated with the company's sale of its wholly-owned subsidiary, KMG America Corporation (KMG). GAAP measures affected in this release include consolidated pretax and EPS.

•	Adjustment of $0.04 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(c) YTD 2019 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $36 million pretax income, or $0.20 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $135 million, or $0.77 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

(d) YTD 2018 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $51 million pretax, or $0.28 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Segment earnings of approximately $71 million, or $0.39 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, and consolidated benefit ratio.

•
Loss of approximately $790 million pretax, or $2.59 per diluted common share, associated with the company's sale of its wholly-owned subsidiary, KMG America Corporation (KMG). GAAP measures affected in this release include consolidated pretax and EPS

•	Adjustment of $0.09 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(e) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from the all lines of business within the segment, as well as the impact of Humana’s 40% minority interest in Kindred at Home.

(f) FY19 Adjusted EPS projections exclude the following:

•	Amortization expense for identifiable intangibles of approximately $0.40 per diluted common share.

•
Put/call valuation adjustments of approximately $0.77 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. FY19 GAAP EPS guidance excludes the impact of future value changes of the Kindred at Home put/call option, which cannot be estimated.

(g) FY18 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $90 million pretax, or $0.49 per diluted common share.

•	Put/call valuation adjustments of approximately $33 million, or $0.18 per diluted common share, associated with Humana's 40% minority interest in Kindred at Home.

•	Loss of approximately $786 million pretax, or $2.41 per diluted common share, associated with the company's pending sale of its wholly-owned subsidiary, KMG America Corporation (KMG).

•	Segment earnings of approximately $74 million, or $0.41 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

•	Adjustment of $0.28 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law.

(h) Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.
(i) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.
(j) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•
If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•
If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•
If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•
Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•
As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.

•
The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative or judicial changes, including activities to invalidate, repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative or judicial changes may occur cannot be predicted with certainty.

•
Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•
Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2018;

•	Form 10-Q for the quarter ended March 31, 2019; and

•	Form 8-Ks filed during 2019.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2019 Projections As of July 31, 2019		Comments
Diluted earnings per common share (EPS)	GAAP	~$17.97 (was ~$16.63 to $16.88)	• GAAP EPS guidance excludes the impact of future fair value changes of the Kindred at Home put/call option, which cannot be estimated. • See footnote (f) for detail of non-GAAP adjustments.
	Adjustments	(~$0.37) (was ~$0.62)
	Non-GAAP	~$17.60 (was ~$17.25 to $17.50)

Total revenues	Consolidated	$64.2 billion to $64.8 billion (was $63.3 billion to $63.9 billion)	• Consolidated and segment-level revenue projections include expected investment income. • Segment-level revenues include amounts that eliminate in consolidation.
	Retail segment	$55.8 billion to $56.4 billion (was $55.1 billion to $55.7 billion)
	Group and Specialty segment	$7.3 billion to $7.6 billion (was $7.1 billion to $7.6 billion)
	Healthcare Services segment	$25.4 billion to $25.9 billion (was $25.1 billion to $25.6 billion)

Change in year- end medical membership from prior year end	• Individual Medicare Advantage: Up 480,000 to 500,000 (was Up 415,000 to 440,000)		• Group commercial medical membership includes fully-insured and ASO (self-insured).
• Group Medicare Advantage: Up ~30,000 (no change)
• Medicare stand-alone PDP: Down ~700,000 (was Down 700,000 to 750,000)
• Group commercial medical: Down 45,000 to 55,000 (was Down 60,000 to 80,000)

Benefit ratios			• Ratio calculation: benefits expense as a percent of premium revenues.
	Retail segment	86.4% to 86.8% (was 86.4% to 87.4%)
	Group and Specialty segment	82.4% to 82.8% (was 81.3% to 81.8%)
Consolidated operating cost ratio	11.1% to 11.5% (was 10.7% to 11.5%)		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2019 Projections As of July 31, 2019		Comments
Segment results			• No material impact to segment earnings anticipated from non-GAAP adjustments.
	Retail segment earnings	$2.0 billion to $2.2 billion (was $1.925 billion to $2.125 billion)
	Group and Specialty segment earnings	$225 million to $275 million (was $300 million to $350 million )
	Healthcare Services Adjusted EBITDA	$1.05 billion to $1.075 billion (was $1.00 billion to $1.05 billion)
Effective tax rate	24.1% to 24.5% (was 23.8% to 24.3%)
Weighted average share count for diluted EPS	134.7 million to 135.2 million (was 135.3 million to 136.3 million)		• Includes impact of projected share repurchases already completed.
Cash flows from operations	$3.1 billion to $3.3 billion (was $2.5 billion to $2.9 billion)
Capital expenditures	$725 million to $775 million (no change)

Humana Inc. – Rollforward of FY19 Guidance (published in 4Q18 earnings release) to FY19 Guidance as of July 31, 2019 Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP	Adjusted EPS
Initial FY19 guidance issued on February 6, 2019	~$16.60 to $17.10	~$0.40	~$17.00 to $17.50
Changes in projected operating performance:
Retail segment	0.70	—	0.70
Group and Specialty segment	(0.42)	—	(0.42)
Healthcare Services segment	0.21	—	0.21
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	0.77	(0.77)	—
Other	(0.14)	—	(0.14)
FY19 guidance issued on July 31, 2019	~$17.97	(~$0.37)	~$17.60

Humana Inc. – Rollforward of Initial FY19 Guidance to Current FY19 Guidance as of July 31, 2019 Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP	Adjusted EPS
Initial FY19 guidance issued on February 6, 2019	~$16.60 to $17.10	~$0.40	~$17.00 to $17.50
Changes in projected operating performance:
Retail segment	0.28	—	0.28
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	(0.22)	0.22	—
Other	(0.15)	—	($0.15)
FY19 guidance issued on May 1, 2019	~$16.63 to $16.88	~$0.62	~$17.25 to $17.50
Changes in projected operating performance:
Retail segment	0.42	—	0.42
Group and Specialty segment	(0.42)	—	(0.42)
Healthcare Services segment	0.21	—	0.21
Put/call valuation adjustments associated with 40% minority ownership in Kindred at Home	0.99	(0.99)	—
Other	0.01	—	0.01
FY19 guidance issued on July 31, 2019	~$17.97	(~$0.37)	~$17.60

Humana Inc.
Statistical Schedules
And
Supplementary Information
2Q19 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 2Q19 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - YTD (S-10 - S-11)
7.	Ending Membership Detail (S-12)
8.	Premiums and Services Revenue Detail (S-13 - S-14)
9.	Healthcare Services Segment Metrics (S-15 - S-17)
Balance Sheet Detail
11.	Benefits Payable Detail and Statistics (S-18 - S-19)
Footnotes (S-20)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended June 30,
			Dollar	Percentage
	2019	2018	Change	Change
Revenues:
Premiums	$15,776	$13,713	$2,063	15.0%
Services	355	382	(27)	-7.1%
Investment income	114	164	(50)	-30.5%
Total revenues	16,245	14,259	1,986	13.9%
Operating expenses:
Benefits	13,318	11,536	1,782	15.4%
Operating costs	1,703	1,761	(58)	-3.3%
Depreciation and amortization	109	100	9	9.0%
Total operating expenses	15,130	13,397	1,733	12.9%
Income from operations	1,115	862	253	29.4%
Loss on sale of business	—	790	(790)	-100.0%
Interest expense	60	53	7	13.2%
Other income, net (A)	(174)	—	(174)	n/a
Income before income taxes and equity in net earnings	1,229	19	1,210	6,368.4%
Provision (benefit) for income taxes	301	(174)	475	-273.0%
Equity in net earnings of Kindred at Home (B)	12	—	12	n/a
Net income	$940	$193	$747	387.0%
Basic earnings per common share	$6.96	$1.40	$5.56	397.1%
Diluted earnings per common share	$6.94	$1.39	$5.55	399.3%
Shares used in computing basic earnings per common share (000’s)	135,063	137,763
Shares used in computing diluted earnings per common share (000’s)	135,579	138,576

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the six months ended June 30,
			Dollar	Percentage
	2019	2018	Change	Change
Revenues:
Premiums	$31,427	$27,524	$3,903	14.2%
Services	710	709	1	0.1%
Investment income	215	305	(90)	-29.5%
Total revenues	32,352	28,538	3,814	13.4%
Operating expenses:
Benefits	26,811	23,206	3,605	15.5%
Operating costs	3,363	3,510	(147)	-4.2%
Depreciation and amortization	216	200	16	8.0%
Total operating expenses	30,390	26,916	3,474	12.9%
Income from operations	1,962	1,622	340	21.0%
Loss on sale of business	—	790	(790)	-100.0%
Interest expense	122	106	16	15.1%
Other income, net (A)	(135)	—	(135)	n/a
Income before income taxes and equity in net earnings	1,975	726	1,249	172.0%
Provision for income taxes	484	42	442	1,052.4%
Equity in net earnings of Kindred at Home (B)	$15	$—	$15	n/a
Net income	$1,506	$684	$822	120.2%
Basic earnings per common share	$11.14	$4.96	$6.18	124.6%
Diluted earnings per common share	$11.10	$4.93	$6.17	125.2%
Shares used in computing basic earnings per common share (000’s)	135,223	137,833
Shares used in computing diluted earnings per common share (000’s)	135,770	138,703

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	June 30,	December 31,	Year-to-Date Change
	2019	2018	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$4,778	$2,343
Investment securities	9,991	10,026
Receivables, net	904	1,015
Other current assets	4,487	3,564
Total current assets	20,160	16,948	$3,212	19.0%
Property and equipment, net	1,796	1,735
Long-term investment securities	411	411
Goodwill	3,922	3,897
Equity method investment in Kindred at Home	1,056	1,047
Other long-term assets	1,568	1,375
Total assets	$28,913	$25,413	$3,500	13.8%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$5,842	$4,862
Trade accounts payable and accrued expenses	3,832	3,067
Book overdraft	204	171
Unearned revenues	312	283
Short-term debt	1,349	1,694
Total current liabilities	11,539	10,077	$1,462	14.5%
Long-term debt	4,377	4,375
Future policy benefits payable	214	219
Other long-term liabilities	911	581
Total liabilities	17,041	15,252	$1,789	11.7%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,627,992 issued at June 30, 2019	33	33
Capital in excess of par value	2,763	2,535
Retained earnings	16,429	15,072
Accumulated other comprehensive income (loss)	112	(159)
Treasury stock, at cost, 63,538,702 shares at June 30, 2019	(7,465)	(7,320)
Total stockholders’ equity	11,872	10,161	$1,711	16.8%
Total liabilities and stockholders’ equity	$28,913	$25,413	$3,500	13.8%
Debt-to-total capitalization ratio	32.5%	37.4%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT)—trailing 12 months	15.6%	11.9%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended June 30,
			Dollar	Percentage
	2019	2018	Change	Change
Cash flows from operating activities
Net income	$940	$193
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sale of business	—	790
Depreciation	122	109
Amortization	18	21
Net realized capital gain	(7)	(53)
Equity in net earnings of Kindred at Home	(12)	—
Stock-based compensation	43	34
Benefit for deferred income taxes	—	(387)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	1,063	(197)
Other assets	(446)	(494)
Benefits payable	(182)	117
Other liabilities	(132)	(205)
Unearned revenues	—	(76)
Other, net	27	23
Net cash provided by (used in) operating activities	1,434	(125)	$1,559	1,247.2%
Cash flows from investing activities
Acquisitions, net of cash acquired	—	(185)
Purchases of property and equipment, net	(157)	(138)
Purchases of investment securities	(960)	(913)
Maturities of investment securities	497	338
Proceeds from sales of investment securities	564	1,016
Net cash (used in) provided by investing activities	(56)	118	($174)	-147.5%
Cash flows from financing activities
(Withdrawals) receipts from contract deposits, net	(81)	114
Repayment of commercial paper, net	(373)	(2)
Change in book overdraft	50	(50)
Common stock repurchases	—	(42)
Dividends paid	(74)	(69)
Proceeds from stock option exercises and other	1	32
Net cash used in financing activities	(477)	(17)	($460)	-2,705.9%
Increase (decrease) in cash and cash equivalents	901	(24)
Cash and cash equivalents at beginning of period	3,877	8,855
Cash and cash equivalents at end of period	$4,778	$8,831

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the six months ended June 30,
			Dollar	Percentage
	2019	2018	Change	Change
Cash flows from operating activities
Net income	$1,506	$684
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of business	—	790
Depreciation	240	218
Amortization	36	51
Net realized capital gains	(5)	(82)
Equity in net earnings of Kindred at Home	(15)	—
Stock-based compensation	76	69
Benefit for deferred income taxes	(21)	(304)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	123	(619)
Other assets	(548)	(1,658)
Benefits payable	980	410
Other liabilities	(116)	680
Unearned revenues	29	3,252
Other, net	45	70
Net cash provided by operating activities	2,330	3,561	($1,231)	-34.6%
Cash flows from investing activities
Acquisitions, net of cash acquired	—	(354)
Purchases of property and equipment, net	(296)	(272)
Purchases of investment securities	(3,135)	(2,624)
Maturities of investment securities	894	555
Proceeds from sales of investment securities	2,626	2,408
Net cash provided by (used in) investing activities	89	(287)	$376	131.0%
Cash flows from financing activities
Receipts from contract deposits, net	473	1,515
(Repayment) proceeds from the issuance of commercial paper, net	(356)	243
Change in book overdraft	33	(67)
Common stock repurchases	(10)	(93)
Dividends paid	(142)	(126)
Proceeds from stock option exercises and other	18	43
Net cash provided by financing activities	16	1,515	($1,499)	-98.9%
Increase in cash and cash equivalents	2,435	4,789
Cash and cash equivalents at beginning of period	2,343	4,042
Cash and cash equivalents at end of period	$4,778	$8,831

Humana Inc.
Consolidating Statements of Income—For the three months ended June 30, 2019 (C)
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$10,793	$—	$—	$—	$10,793
Group Medicare Advantage	1,626	—	—	—	1,626
Medicare stand-alone PDP	818	—	—	—	818
Total Medicare	13,237	—	—	—	13,237
Fully-insured	144	1,284	—	—	1,428
Specialty	—	387	—	—	387
Medicaid and other (D)	724	—	—	—	724
Total premiums	14,105	1,671	—	—	15,776
Services revenue:
Provider	—	—	111	—	111
ASO and other (E)	5	193	—	—	198
Pharmacy	—	—	46	—	46
Total services revenue	5	193	157	—	355
Total revenues—external customers	14,110	1,864	157	—	16,131
Intersegment revenues
Services	—	5	4,496	(4,501)	—
Products	—	—	1,733	(1,733)	—
Total intersegment revenues	—	5	6,229	(6,234)	—
Investment income	48	5	1	60	114
Total revenues	14,158	1,874	6,387	(6,174)	16,245
Operating expenses:
Benefits	12,019	1,442	—	(143)	13,318
Operating costs	1,206	406	6,135	(6,044)	1,703
Depreciation and amortization	77	21	40	(29)	109
Total operating expenses	13,302	1,869	6,175	(6,216)	15,130
Income from operations	856	5	212	42	1,115
Interest expense	—	—	—	60	60
Other income, net (A)	—	—	—	(174)	(174)
Income before income taxes and equity in net earnings	856	5	212	156	1,229
Equity in net earnings of Kindred at Home (B)	—	—	12	—	12
Segment earnings	$856	$5	$224	$156	$1,241
Benefit ratio	85.2%	86.3%			84.4%
Operating cost ratio	8.5%	21.7%	96.1%		10.6%

Humana Inc.
Consolidating Statements of Income—For the three months ended June 30, 2018
In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$8,908	$—	$—	$—	$—	$—	$8,908
Group Medicare Advantage	1,509	—	—	—	—	—	1,509
Medicare stand-alone PDP	914	—	—	—	—	—	914
Total Medicare	11,331	—	—	—	—	—	11,331
Fully-insured	125	1,346	—	10	—	—	1,481
Specialty	—	342	—	—	—	—	342
Medicaid and other (D)	550	—	—	—	9	—	559
Total premiums	12,006	1,688	—	10	9	—	13,713
Services revenue:
Provider	—	—	112	—	—	—	112
ASO and other (E)	3	208	—	—	2	—	213
Pharmacy	—	—	57	—	—	—	57
Total services revenue	3	208	169	—	2	—	382
Total revenues—external customers	12,009	1,896	169	10	11	—	14,095
Intersegment revenues
Services	—	4	4,194	—	—	(4,198)	—
Products	—	—	1,611	—	—	(1,611)	—
Total intersegment revenues	—	4	5,805	—	—	(5,809)	—
Investment income	30	6	17	—	65	46	164
Total revenues	12,039	1,906	5,991	10	76	(5,763)	14,259
Operating expenses:
Benefits	10,270	1,357	—	(9)	39	(121)	11,536
Operating costs	1,210	447	5,749	1	2	(5,648)	1,761
Depreciation and amortization	66	22	36	—	—	(24)	100
Total operating expenses	11,546	1,826	5,785	(8)	41	(5,793)	13,397
Income from operations	493	80	206	18	35	30	862
Loss on sale of business	—	—	—	—	—	790	790
Interest expense	—	—	—	—	—	53	53
Income (loss) before income taxes and equity in net earnings	493	80	206	18	35	(813)	19
Equity in net earnings of Kindred at Home (B)	—	—	—	—	—	—	—
Segment earnings (loss)	$493	$80	$206	$18	$35	$(813)	$19
Benefit ratio	85.5%	80.4%					84.1%
Operating cost ratio	10.1%	23.5%	96.2%				12.5%

Humana Inc.
Consolidating Statements of Income—For the six months ended June 30, 2019 (C)
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$21,502	$—	$—	$—	$21,502
Group Medicare Advantage	3,258	—	—	—	3,258
Medicare stand-alone PDP	1,627	—	—	—	1,627
Total Medicare	26,387	—	—	—	26,387
Fully-insured	284	2,595	—	—	2,879
Specialty	—	760	—	—	760
Medicaid and other (D)	1,401	—	—	—	1,401
Total premiums	28,072	3,355	—	—	31,427
Services revenue:
Provider	—	—	231	—	231
ASO and other (E)	10	387	—	—	397
Pharmacy	—	—	82	—	82
Total services revenue	10	387	313	—	710
Total revenues—external customers	28,082	3,742	313	—	32,137
Intersegment revenues
Services	—	9	8,802	(8,811)	—
Products	—	—	3,369	(3,369)	—
Total intersegment revenues	—	9	12,171	(12,180)	—
Investment income	89	10	1	115	215
Total revenues	28,171	3,761	12,485	(12,065)	32,352
Operating expenses:
Benefits	24,346	2,729	—	(264)	26,811
Operating costs	2,354	819	12,023	(11,833)	3,363
Depreciation and amortization	150	43	78	(55)	216
Total operating expenses	26,850	3,591	12,101	(12,152)	30,390
Income from operations	1,321	170	384	87	1,962
Interest expense	—	—	—	122	122
Other income, net (A)	—	—	—	(135)	(135)
Income before income taxes and equity in net earnings	1,321	170	384	100	1,975
Equity in net earnings of Kindred at Home (B)	—	—	15	—	15
Segment earnings	$1,321	$170	$399	$100	$1,990
Benefit ratio	86.7%	81.3%			85.3%
Operating cost ratio	8.4%	21.8%	96.3%		10.5%

Humana Inc.
Consolidating Statements of Income—For the six months ended June 30, 2018
In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$17,878	$—	$—	$—	$—	$—	$17,878
Group Medicare Advantage	3,033	—	—	—	—	—	3,033
Medicare stand-alone PDP	1,810	—	—	—	—	—	1,810
Total Medicare	22,721	—	—	—	—	—	22,721
Fully-insured	250	2,738	—	5	—	—	2,993
Specialty	—	689	—	—	—	—	689
Medicaid and other (D)	1,103	—	—	—	18	—	1,121
Total premiums	24,074	3,427	—	5	18	—	27,524
Services revenue:
Provider	—	—	177	—	—	—	177
ASO and other (E)	5	427	—	—	4	—	436
Pharmacy	—	—	96	—	—	—	96
Total services revenue	5	427	273	—	4	—	709
Total revenues—external customers	24,079	3,854	273	5	22	—	28,233
Intersegment revenues
Services	—	9	8,212	—	—	(8,221)	—
Products	—	—	3,146	—	—	(3,146)	—
Total intersegment revenues	—	9	11,358	—	—	(11,367)	—
Investment income	67	13	23	—	100	102	305
Total revenues	24,146	3,876	11,654	5	122	(11,265)	28,538
Operating expenses:
Benefits	20,822	2,630	—	(69)	65	(242)	23,206
Operating costs	2,432	910	11,190	3	4	(11,029)	3,510
Depreciation and amortization	132	45	85	—	—	(62)	200
Total operating expenses	23,386	3,585	11,275	(66)	69	(11,333)	26,916
Income from operations	760	291	379	71	53	68	1,622
Loss on sale of business	—	—	—	—	—	790	790
Interest expense	—	—	—	—	—	106	106
Income (loss) before income taxes and equity in net earnings	760	291	379	71	53	(828)	726
Equity in net earnings of Kindred at Home (B)	—	—	—	—	—	—	—
Segment earnings (loss)	$760	$291	$379	$71	$53	$(828)	$726
Benefit ratio	86.5%	76.7%					84.3%
Operating cost ratio	10.1%	23.6%	96.2%				12.4%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Year-to- Date Change
	June 30, 2019	Average 2Q19	June 30, 2018	Amount	Percent	December 31, 2018	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,484.5	3,465.4	3,027.2	457.3	15.1%	3,064.0	420.5	13.7%
Group Medicare Advantage	519.1	518.8	493.1	26.0	5.3%	497.8	21.3	4.3%
Medicare stand-alone PDP	4,400.5	4,414.9	5,008.2	(607.7)	-12.1%	5,004.3	(603.8)	-12.1%
Total Medicare	8,404.1	8,399.1	8,528.5	(124.4)	-1.5%	8,566.1	(162.0)	-1.9%
State-based contracts (F)	465.2	463.9	325.2	140.0	43.1%	341.1	124.1	36.4%
Medicare Supplement	276.0	273.0	241.5	34.5	14.3%	254.3	21.7	8.5%
Total Retail	9,145.3	9,136.0	9,095.2	50.1	0.6%	9,161.5	(16.2)	-0.2%
Group and Specialty
Fully-insured commercial medical	942.5	946.7	1,050.9	(108.4)	-10.3%	1,004.7	(62.2)	-6.2%
ASO commercial	496.0	490.8	458.8	37.2	8.1%	481.9	14.1	2.9%
Military services	5,971.4	5,961.8	5,931.5	39.9	0.7%	5,928.6	42.8	0.7%
Total Group and Specialty	7,409.9	7,399.3	7,441.2	(31.3)	-0.4%	7,415.2	(5.3)	-0.1%
Other Businesses
Long-term care	—	—	29.2	(29.2)	-100.0%	—	—
Total Other Businesses	—	—	29.2	(29.2)	-100.0%	—	—
Total Medical Membership	16,555.2	16,535.3	16,565.6	(10.4)	-0.1%	16,576.7	(21.5)	-0.1%
Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured	2,747.5	2,742.2	2,859.2	(111.7)	-3.9%	2,834.8	(87.3)	-3.1%
Dental—ASO	611.3	611.7	625.9	(14.6)	-2.3%	637.0	(25.7)	-4.0%
Vision	2,084.3	2,078.4	2,119.1	(34.8)	-1.6%	2,102.9	(18.6)	-0.9%
Other supplemental benefits (G)	416.9	417.2	623.5	(206.6)	-33.1%	497.6	(80.7)	-16.2%
Total Specialty Membership	5,860.0	5,849.5	6,227.7	(367.7)	-5.9%	6,072.3	(212.3)	-3.5%

	June 30, 2019	Member Mix June 30, 2019	June 30, 2018	Member Mix June 30, 2018
Individual Medicare Advantage Membership
HMO	2,055.2	59%	1,771.1	59%
PPO	1,429.3	41%	1,256.1	41%
Total Individual Medicare Advantage	3,484.5	100%	3,027.2	100%
Individual Medicare Advantage Membership
Shared Risk (H)	1,056.9	30%	928.8	31%
Path to Risk (I)	1,215.4	35%	1,049.4	34%
Total Value-based	2,272.3	65%	1,978.2	65%
Other	1,212.2	35%	1,049.0	35%
Total Individual Medicare Advantage	3,484.5	100%	3,027.2	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended June 30,				Per Member per Month (K) For the three months ended June 30,
			Dollar	Percentage
	2019	2018	Change	Change	2019	2018
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$10,793	$8,908	$1,885	21.2%	$1,038	$982
Group Medicare Advantage	1,626	1,509	117	7.8%	1,045	1,022
Medicare stand-alone PDP	818	914	(96)	-10.5%	62	61
State-based contracts (F)	724	550	174	31.6%	520	559
Medicare Supplement	144	125	19	15.2%	176	173
Other services	5	3	2	66.7%
Total Retail	14,110	12,009	2,101	17.5%
Group and Specialty
Fully-insured commercial medical	1,284	1,346	(62)	-4.6%	452	424
Specialty	387	342	45	13.2%	25	19
Commercial ASO & other services (E)	78	80	(2)	-2.5%
Military services (J)	120	132	(12)	-9.1%
Total Group and Specialty	1,869	1,900	(31)	-1.6%
Healthcare Services
Pharmacy solutions	5,510	5,151	359	7.0%
Provider services	684	608	76	12.5%
Clinical programs	192	215	(23)	-10.7%
Total Healthcare Services	6,386	5,974	412	6.9%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the six months ended June 30,				Per Member per Month (K) For the six months ended June 30,
			Dollar	Percentage
	2019	2018	Change	Change	2019	2018
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$21,502	$17,878	$3,624	20.3%	$1,041	$986
Group Medicare Advantage	3,258	3,033	225	7.4%	1,048	1,025
Medicare stand-alone PDP	1,627	1,810	(183)	-10.1%	61	60
State-based contracts (F)	1,401	1,103	298	27.0%	517	551
Medicare Supplement	284	250	34	13.6%	176	174
Other services	10	5	5	100.0%
Total Retail	28,082	24,079	4,003	16.6%
Group and Specialty
Fully-insured commercial medical	2,595	2,738	(143)	-5.2%	453	427
Specialty	760	689	71	10.3%	24	19
Commercial ASO & other services (E)	155	161	(6)	-3.7%
Military services (J)	241	275	(34)	-12.4%
Total Group and Specialty	3,751	3,863	(112)	-2.9%
Healthcare Services
Pharmacy solutions	10,743	10,185	558	5.5%
Provider services	1,362	1,007	355	35.3%
Clinical programs	379	439	(60)	-13.7%
Total Healthcare Services	12,484	11,631	853	7.3%

Humana Inc.
Healthcare Services Segment Metrics

	June 30, 2019	June 30, 2018	Difference		December 31, 2018	Difference
Primary Care Providers:
Shared Risk (H)
Owned / JV	1,600	1,500	100	6.7%	1,600	—	—%
Contracted	17,600	14,500	3,100	21.4%	15,000	2,600	17.3%
Path to Risk (I)	39,300	36,100	3,200	8.9%	36,800	2,500	6.8%
Total Value-based	58,500	52,100	6,400	12.3%	53,400	5,100	9.6%
Care Management Statistics:
Members enrolled in a Humana chronic care management program (L)	853,600	752,700	100,900	13.4%	716,000	137,600	19.2%
Number of high-risk discharges enrolled in a post-discharge care management program (M)	72,300	69,500	2,800	4.0%	64,000	8,300	13.0%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the three months ended June 30, 2019	For the three months ended June 30, 2018	Year-over-Year Difference		For the three months ended March 31, 2019	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.6%	0.1%		91.8%	-0.1%
Group and Specialty	87.4%	87.0%	0.4%		87.5%	-0.1%
Mail-Order Penetration
Retail	28.6%	29.6%	-1.0%		28.5%	0.1%
Group and Specialty	6.5%	6.4%	0.1%		6.2%	0.3%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (N)	113,000	110,100	2,900	2.6%	110,100	2,900	2.6%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the six months ended June 30, 2019	For the six months ended June 30, 2018	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.7%	-0.1%
Group and Specialty	87.5%	87.2%	0.3%
Mail-Order Penetration
Retail	28.6%	29.5%	-0.9%
Group and Specialty	6.4%	6.4%	—%
			Difference	Percentage Change
Script volume (N)	223,100	218,200	4,900	2.2%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the six months ended June 30, 2019	For the six months ended June 30, 2018	For the year ended December 31, 2018
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,862	$4,668	$4,668
Less: Reinsurance recoverables (O)	(95)	(70)	(70)
Beginning balance, net of reinsurance recoverable	4,767	4,598	4,598
Incurred related to:
Current year	27,086	23,543	46,385
Prior years (P)	(275)	(338)	(503)
Total incurred	26,811	23,205	45,882
Paid related to:
Current year	(21,700)	(18,914)	(41,736)
Prior years	(4,108)	(3,897)	(3,977)
Total paid	(25,808)	(22,811)	(45,713)
Reinsurance recoverables (O)	72	86	95
Less: Liabilities held-for-sale	—	(58)	—
Ending balance	$5,842	$5,020	$4,862

	For the six months ended June 30, 2018	For the six months ended June 30, 2018	For the year ended December 31, 2018
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$26,811	$23,205	$45,882
Future policy benefit expense (Q)	—	1	—
Consolidated Benefit Expense	$26,811	$23,206	$45,882

Humana Inc.
Benefits Payable Statistics (Continued) (R)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
6/30/2018	40.1	(0.3)	-0.7%
9/30/2018	41.1	(1.8)	-4.2%
12/31/2018	39.1	(1.3)	-3.2%
3/31/2019	40.2	1.9	5.0%
6/30/2019	39.9	(0.2)	-0.5%

Change in Days in Claims Payable (S)	1Q 2019	2Q 2019	YTD 2Q19	2Q 2018	Last Twelve Months
DCP—beginning of period	39.1	40.2	39.1	38.3	40.1
Components of change in DCP:
Provider accruals (T)	1.0	0.9	1.9	0.1	1.1
Medical fee-for-service, excluding Individual Commercial (U)	(0.8)	(1.0)	(1.8)	1.4	(1.3)
Individual Commercial (V)	—	—	—	(0.1)	—
Pharmacy (W)	—	(0.9)	(0.9)	0.2	(0.1)
Processed claims inventory (X)	1.1	0.8	1.9	0.3	0.7
Other (Y)	(0.2)	(0.1)	(0.3)	(0.1)	(0.6)
DCP—end of period	40.2	39.9	39.9	40.1	39.9
Total change from beginning of period	1.1	(0.3)	0.8	1.8	(0.2)

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
2Q19 Earnings Release

(A)	Put/call valuation adjustments associated with Humana’s 40% minority interest ownership in Kindred at Home

(B)	Net earnings associated with the company’s 40% minority interest ownership in Kindred at Home

(C)
Humana exited the individual commercial fully-insured medical health insurance business beginning January 1, 2018, as well as exited certain other business, and therefore no longer report separately the Individual Commercial segment and the Other Businesses category in 2019.

(D)	The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as the closed block of long-term care insurance policies in 2018.

(E)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.

(F)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.

(G)	Other supplemental benefits include group life policies.

(H)
In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.

(I)
A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.

(J)	The amounts primarily reflect services revenues under the TRICARE East Region contract which generally are contracted on a per-member basis.

(K)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).

(L)
Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(M)
Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.

(N)	Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).

(O)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.

(P)
Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.

(Q)
Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Prior year amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the Affordable Care Act.

(R)
A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.

(S)
DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.

(T)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.

(U)	Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.

(V)	Represents Individual Commercial medical IBNR (on-exchange, off-exchange, and legacy).

(W)
Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.

(X)
Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.

(Y)
Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.